Exhibit 11.3

CONSENT

We hereby consent to the inclusion in this Annual Report on Form 1-K of Brazil Potash Corp. (this “Form 1-K”) of the disclosure derived from Chapter 19 titled “Economic Analysis” of the report titled “SK-1300 Technical Report, Update of the Autazes Potash Project – Pre-Feasibility Study”, dated October 14, 2022 (the “Technical Report”), prepared by us in accordance with Item 601 and Subpart 1300 under Title 17, Part 229 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, which disclosure is included and made part of this Form 1-K filed with the SEC, and to the references to the Technical Report in this Form 1-K. We also consent to the use of and references to our name in this Form 1-K.

Dated: April 28, 2023

L&M ASSESSORIA

By:	/s/ João Augusto Hilário de Souza
Name: João Augusto Hilário de Souza
Title: Mining Engineer